SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SHELLS SEAFOOD RESTAURANTS, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SHELLS SEAFOOD RESTAURANTS, INC.
16313 N. Dale Mabry Highway
Suite 100
Tampa, Florida 33618

April 28, 2008

Dear Stockholder,

You are cordially invited to attend our Annual Meeting of Stockholders to be held at 10:00 a.m. on June 4, 2008 at the offices of Fulbright and Jaworski L.L.P. located at 666 Fifth Avenue, New York, New York 10103.

At the Annual Meeting of Stockholders, you are being asked to (i) vote on the election of six directors to our Board of Directors and (ii) approve a stock option award for 3,530,692 shares of our common stock made to Marc Bernstein, our new Chief Executive Officer. I will be pleased to report on the affairs of our company and a discussion period will be provided for questions and comments of general interest to stockholders.

It is important that your shares be represented at the meeting, whether or not you plan to attend in person. We urge you to promptly vote by following the instructions on the enclosed proxy card. You can vote your shares by completing and returning the enclosed proxy card, or in certain circumstances as we discuss in the following Proxy Statement, by Internet or telephone. In this way, you can be sure your shares will be voted at the meeting. If you later decide to attend the meeting, you can generally, if you wish, revoke the proxy and vote in person.

Thank you for your cooperation.

Very truly yours,

Warren R. Nelson
President and Chief Financial Officer

SHELLS SEAFOOD RESTAURANTS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 28, 2008

Notice is hereby given that we will hold the 2008 Annual Meeting of Stockholders of Shells Seafood Restaurants, Inc. (“Shells”) on June 4, 2008, at 10:00 a.m., at the offices of Fulbright and Jaworski L.L.P. located at 666 Fifth Avenue, New York, New York 10103 for the following purposes:

(1)	To elect six directors to serve for the ensuing year;

(2)	To approve a stock option award for 3,530,692 shares of our common stock made to Marc Bernstein, our new Chief Executive Officer; and

(3)	To transact such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

Stockholders of record at the close of business on April 14, 2008 will be entitled to notice of and to vote at the meeting, or any adjournment or postponement thereof.

Warren R. Nelson
Secretary

-i-

SHELLS SEAFOOD RESTAURANTS, INC.

16313 N. Dale Mabry Highway
Suite 100
Tampa, Florida 33618

PROXY STATEMENT

ABOUT THE MEETING

This proxy statement contains information relating to our 2008 Annual Meeting of Stockholders to be held on June 4, 2008, at 10:00 a.m., at the offices of Fulbright and Jaworski L.L.P., located at 666 Fifth Avenue, New York, New York 10103, and at any postponements or adjournments of the meeting.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will (i) elect six directors to serve on our Board, (ii) approve a stock option award for 3,530,692 shares of our common stock made to Marc Bernstein, our new Chief Executive Officer and (iii) transact any other business which may properly come before the meeting, or any adjournment thereof. In addition, management will report on our performance for the fiscal year ended December 30, 2007, which we refer to throughout this proxy statement as “fiscal 2007,” and respond to appropriate questions from stockholders. We are not currently aware of any other matters which will come before the meeting.

Proxies for use at the meeting are being solicited by the Board of Directors of Shells, chiefly by mail. We began mailing this proxy statement, along with the proxy card, on or about April 28, 2008. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of our common stock and Series B Preferred Stock and will reimburse them for their expenses in so doing. To ensure adequate representation of shares of our common stock and Series B Preferred Stock and the presence of a quorum at the meeting, officers, agents and Shells employees may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. Shells will bear all expenses incurred in connection with this solicitation. We have no present plans to hire employees or special paid solicitors to assist in obtaining proxies, but reserve the option of doing so if it should appear that a quorum otherwise might not be obtained.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 14, 2008, the record date for the meeting, are entitled to receive notice of, and to participate in, the Annual Meeting, or any postponements and adjournments of the meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the Annual Meeting. Your proxy card shows the number of shares you held at the close of business on April 14, 2008.

What does it mean if I receive more than one proxy card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Continental Stock Transfer & Trust Company, at (212) 509-4000.

What are the voting rights of the holders of common stock?

Each outstanding share of our common stock will be entitled to one vote on each matter to be acted upon at the meeting. On April 14, 2008, there were 23,537,948 shares of common stock outstanding, representing the same number of votes.

What are the voting rights of the holders of Series B Preferred Stock?

Our Series B Preferred Stock will vote together with our common stock as a single class on an “as-converted” basis on all actions to be taken by our stockholders at the Annual Meeting of Stockholders. Each outstanding share of our Series B Preferred Stock will be entitled to one vote per each whole share of common stock into which such share of Series B Preferred Stock is convertible as of the record date for such vote. As of April 14, 2008, the record date for our Annual Meeting, each share of Series B Preferred Stock was convertible into twenty shares of our common stock. On April 14, 2008, there were 87,552 shares of Series B Preferred Stock outstanding, representing 1,751,040 votes.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock and Series B Preferred Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum, thereby permitting the meeting to conduct its business. On April 14, 2008, 23,537,948 shares of common stock, representing the same number of votes, were outstanding and 87,552 shares of Series B Preferred Stock, representing 1,751,040 votes, were outstanding. Accordingly, the presence of holders representing at least a majority of the votes entitled to be cast, or 12,897,383 votes, is required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be counted in determining whether a quorum is present. “Abstentions” are shares held by stockholders present in person or represented by proxy that are not voted in connection with a particular matter. “Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange (the “NYSE”). Under the NYSE rules, a broker does not have discretionary voting power with respect to “non-routine” matters. The proposal for the election of directors is a routine matter, and therefore, brokers or nominees have discretionary authority to vote on this proposal if beneficial owners fail to give voting instructions.

How do I vote?

You may vote your shares by mailing the enclosed proxy card which gives detailed instructions. If you vote by mail, please complete and properly sign the enclosed proxy card and return it in the envelope we have provided. It then will be voted according to your instructions. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card or vote in person. A registered stockholder receives proxy material directly from our transfer agent, Continental Stock Transfer & Trust Co.

If your shares are held in an account in the name of your bank or broker (this is called “street name”), you will receive from that bank or broker a separate Voter Instruction Form with instructions on how to vote by return mail, by telephone or by Internet. Many (but not all) brokerage firms and banks participate in a program provided through Broadridge Financial Solutions, Inc. that offers telephone and Internet voting options.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote for the election of the nominated slate of directors to serve for the ensuing year and for Proposal No. 2. These votes are in accordance with the recommendations of our Board. With respect to any other matter that properly comes before the meeting, the proxy holders will vote according to their best judgment.

Can I change my vote after I have voted?

Yes. Even after you have submitted your proxy card you may change your vote at any time before the proxy is exercised, by filing with the Secretary of Shells either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and request to vote in person, although attendance at the meeting alone will not itself revoke a previously granted proxy.

If your shares are held by a bank or broker and you wish to vote your shares in person, you must contact the bank or broker holding your shares and request a special proxy card indicating your ownership of our stock. In addition, you should consult your brokerage firm or bank for directions, in the event you voted your shares by Internet or telephone and want to later change your vote prior to the Annual Meeting.

INFORMATION ABOUT OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of April 14, 2008 regarding the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than 5% of the outstanding common stock; (ii) each current director (all of whom are standing for re-election); (iii) each director nominee; (iv) each current and former executive officer named in the Summary Compensation Table in this proxy statement; and (v) all of our current directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed, and has an address c/o Shells Seafood Restaurants, Inc., 16313 N. Dale Mabry Highway, Suite 100, Tampa, FL 33618. For purposes of this table, beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”), which generally attributes beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Stock options and warrants which are presently exercisable or which become exercisable within 60 days of April 14, 2008 into shares of our common stock (or into securities which are convertible into shares of our common stock) are considered beneficially owned shares of common stock. For purposes of this table, each share of Preferred Stock is deemed to represent beneficial ownership of twenty shares of common stock, being the actual rate of conversion on April 14, 2008.

Name and Address of Beneficial Owner	Beneficial Ownership Amount	Percent of Class

Philip R. Chapman 400 Madison Avenue, Suite 7C New York, NY 10017 (1)	4,611,349	19.49%

Leslie J. Christon (2)	1,620,064	6.44%

Marc Bernstein (3)	196,150	*

Michael R. Golding 230 Pleasant Valley Road Morganville, NJ 07751 (4)	101,667	*

Gary L. Herman Galloway Capital Management, LLC 720 Fifth Avenue, 10th Floor New York, NY 10019 (5)	946,656	4.01%

Christopher D. Illick 735 Iris Lane Vero Beach, FL 32963 (6)	170,667	*

Name and Address of Beneficial Owner	Beneficial Ownership Amount	Percent of Class

Jay A. Wolf c/o Trinad Capital, L.P. 2121 Avenue of the Stars, Suite 2550 Los Angeles, CA 90067 (7)	4,355,982	17.93%

Guy C. Kathman (8)	325,000	1.36%

Warren R. Nelson (9)	561,249	2.34%

Christopher R. Ward, Sr. (10)	125,000	*

Frederick R. Adler 1520 South Ocean Blvd. Palm Beach, FL 33480 (11)	3,783,858	15.13%

James R. Adler 400 Madison Avenue, Suite 7C New York, NY 10017 (12)	4,455,682	18.93%

Robert Ellin c/o Trinad Capital, L.P. 2121 Avenue of the Stars, Suite 2550 Los Angeles, CA 90067 (13)	4,264,315	17.62%

Bruce Galloway Galloway Capital Management LLC 720 Fifth Avenue, 10th Floor New York, NY 10019 (14)	2,957,364	12.49%

Banyon Investment, LLC 400 Madison Avenue, Suite 7C New York, NY 10017	4,454,015	18.92%

Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880 (15)	1,333,330	5.36%

Trinad Advisors GP, LLC 2121 Avenue of the Stars, Suite 2550 Los Angeles, CA 90067 (16)	4,264,315	17.62%

Trinad Capital Master Fund, Ltd. 2121 Avenue of the Stars, Suite 2550 Los Angeles, CA 90067 (16)	4,264,315	17.62%

Name and Address of Beneficial Owner	Beneficial Ownership Amount	Percent of Class

All current directors and executive officers as a group (8 persons) (17)	11,268,720	44.44%

* less than 1%
(1)
Includes (i) 4,454,015 shares of common stock owned by Banyon Investment, LLC and (ii) 125,667 shares of common stock which may be acquired through the exercise of options held by Mr. Chapman. Mr. Chapman and Mr. James Adler are co-managing members of Banyon Investment, LLC and share voting and investment powers. Does not include options to purchase 8,333 shares of common stock which are not exercisable within 60 days of April 14, 2008.

(2)
Mrs. Christon was our President, Chief Executive Officer and a director until February 29, 2008. Includes 1,605,064 shares of common stock which may be acquired through the exercise of options which expire on May 29, 2008.

(3)
Mr. Bernstein became our Chief Executive Officer effective as of April 14, 2008. Consists of 196,150 shares of common stock which may be acquired through the exercise of options. Does not include options to purchase 3,334,542 shares of common stock which are not exercisable within 60 days of April 14, 2008. This stock option award will automatically terminate if Proposal No. 2 is not approved by our stockholders at the Annual Meeting.

(4)
Consists of 101,667 shares of common stock which may be acquired through the exercise of options. Does not include options to purchase 8,333 shares of common stock which are not exercisable within 60 days of April 14, 2008.

(5)
Includes (i) 562,800 shares of common stock owned by Strategic Turnaround Equity Partners, L.P. (Cayman) (“STEP”), an investment fund; (ii) 193,751 shares of common stock owned by Galloway Capital Management, LLC; (iii) 91,667 shares of common stock which may be acquired through the exercise of options; and (iv) 4,688 shares of common stock owned by a trust for the benefit of Mr. Herman’s children. Mr. Herman is a managing member of Galloway Capital Management, LLC, a managing member of the general partner of STEP, and the trustee of the aforementioned trust. Does not include options to purchase 8,333 shares of common stock which are not exercisable within 60 days of April 14, 2008. Mr. Herman disclaims beneficial ownership of the shares owned by STEP.

(6)
Consists of 170,667 shares of common stock which may be acquired through the exercise of options. Does not include options to purchase 23,333 shares of common stock which are not exercisable within 60 days of April 14, 2008.

(7)
Consists of (i) 3,521,548 shares of common stock owned by Trinad Capital Master Fund, Ltd.; (ii) 22,270 shares of Series B Preferred Stock convertible into 445,400 shares of common stock, owned by Trinad Capital Master Fund, Ltd.; (iii) warrants to purchase 222,700 shares of common stock owned by Trinad Capital Master Fund, Ltd.; (iv) 91,667 shares of common stock which may be acquired through the exercise of options and (v) 74,667 shares of common stock owned by Trinad Capital, LP. Mr. Wolf is a managing director of Trinad Management, LLC which is the manager of Trinad Capital Master Fund, Ltd. Does not include options to purchase 8,333 shares of common stock which are not exercisable within 60 days of April 14, 2008.

(8)
Consists of 325,000 shares of common stock which may be acquired through the exercise of options. Does not include options to purchase 50,000 shares of common stock which are not exercisable within 60 days of April 14, 2008.

(9)
Includes 495,981 shares of common stock which may be acquired through the exercise of options. Does not include options to purchase 105,995 shares of common stock which are not exercisable within 60 days of April 14, 2008.

(10)	Mr. Ward resigned from Shells effective as of February 15, 2008. Consists of 125,000 shares of common stock which may be acquired through the exercise of options which expire on May 15, 2008.
(11)
Includes (i) 48,833 shares of Series B Preferred Stock convertible into 976,660 shares of common stock and (ii) warrants to purchase 488,330 shares of common stock. Does not include 4,454,015 shares of common stock owned by Banyon Investment, LLC. Mr. Adler’s son, James Adler, is a co-managing member of Banyon Investment, LLC.

(12)
Includes 4,454,015 shares of common stock owned by Banyon Investment, LLC. Mr. James Adler and Mr. Chapman are co-managing members of Banyon Investment, LLC and share voting and investment powers. Does not include any share held by Mr. Frederick Adler, the father of Mr. James Adler.

(13)
Consists of (i) 3,521,548 shares of common stock owned by Trinad Capital Master Fund, Ltd.; (ii) 22,270 shares of Series B Preferred Stock convertible into 445,400 shares of common stock, owned by Trinad Capital Master Fund, Ltd.; (iii) warrants to purchase 222,700 shares of common stock owned by Trinad Capital Master Fund, Ltd.; and (iv) 74,667 shares of common stock owned by Trinad Capital, LP. Mr. Ellin is a managing director of Trinad Management, LLC which is the manager of Trinad Capital Master Fund, Ltd.

(14)
Consists of (i) 562,800 shares of common stock owned by Strategic Turnaround Equity Partners, L.P. (Cayman) (“STEP”), an investment fund of which Mr. Galloway is a managing member of Galloway Capital Management, LLC, STEP’s general partner; (ii) 193,751 shares of common stock owned by Galloway Capital Management, LLC of which 50% is to the benefit of Mr. Galloway; (iii) 1,955,793 shares of common stock owned by the Bruce Galloway, IRA R/O; (iv) warrants to purchase 143,420 shares of common stock owned by the Bruce Galloway, IRA R/O; (v) 24,100 shares of common stock owned by Rexon Galloway Capital Growth, LLC for which Mr. Galloway has the right to vote and dispose; and (vi) 77,500 shares of common stock owned by Mr. Galloway’s children for which Mr. Galloway has the right to vote and dispose.

(15)
Consists of warrants to purchase 1,333,330 shares beneficially owned by Pequot Scout Fund, LP and Pequot Mariner Offshore Fund, LP. Pequot Capital Management, Inc. is the investment adviser of Pequot Scout Fund, LP and Pequot Mariner Offshore Fund, LP.

(16)
Consists of (i) 3,521,548 shares of common stock owned by Trinad Capital Master Fund, Ltd.; (ii) 22,270 shares of Series B Preferred Stock convertible into 445,400 shares of common stock owned by Trinad Capital Master Fund, Ltd.; (iii) warrants to purchase 222,700 shares of common stock owned by Trinad Capital Master Fund, Ltd.; and (iv) 74,667 shares of common stock owned by Trinad Capital, LP. Trinad Advisors GP, LLC is the general partner of Trinad Capital Master Fund, Ltd.

(17)
Includes (i) 9,002,154 shares of common stock, (ii) 1,598,466 shares of common stock which may be acquired through the exercise of options, (iii) 22,270 shares of Series B Preferred Stock convertible into 445,400 shares of common stock, owned by Trinad Capital Master Fund, Ltd. and (iv) warrants to purchase 222,700 shares of common stock owned by Trinad Capital Master Fund, Ltd. Does not include options to purchase an aggregate of 3,547,202 shares of common stock which are not exercisable within 60 days of April 14, 2008.

Certain information in the table and its footnotes is derived from filings made with the Securities and Exchange Commission or supplemental information received from various of the entities named in this table.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

How is the Board Structured?

There are six directors to be elected at the Annual Meeting, Philip R. Chapman, Michael R. Golding, Gary L. Herman, Christopher D. Illick and Jay A. Wolf currently serve as directors of Shells and have been nominated for re-election by our Nominating Committee. Marc Bernstein was also nominated for election by our Nominating Committee. Directors are elected for a term of one year which expires at the next annual meeting of stockholders, or at such other time as his or her successor is duly elected and qualified. Unless you specify otherwise, your proxy will be voted in favor of the six persons named below. We have no reason to believe that any of the listed nominees will be unable to serve, or that any vacancy will occur on the Board of Directors. However, in the event any of these nominees is unable to serve as a director, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board to replace the nominee. All of the listed nominees have consented to be named and have indicated their intent to serve if elected.

The Nominating Committee, consisting of Messrs. Herman, Illick and Golding, is charged with assisting the Board of Directors in its selection of individuals as nominees for election to the Board, in selecting directors to serve on the various committees of the Board and in selecting individuals to fill any vacancies or newly created directorships on the Board or committees of the Board. The Nominating Committee does not have a charter.

Who are the nominees for election to the Board?

The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are summarized below:

Director	Age	Director Since	Principal Occupation During the Past Five Years
Philip R. Chapman	45	1992
Since 1993, Mr. Chapman has been President of Venad Administrative Services, Inc, a corporation which provides administrative services for financial and venture capital investing, including certain entities controlled by Frederick R. Adler, a greater than 10% stockholder. Mr. Chapman is a director of Regeneration Technologies, Inc., a company which produces allografts for surgical use, and of various private companies. He is also a managing partner of Alpha Beta Capital Management LLC, a private hedge fund. Mr. Chapman is the son-in-law of Frederick R. Adler. Mr. Chapman has served as Chairman of our company since April 2002.

Marc Bernstein	38	—
Mr. Bernstein has served as our Chief Executive Officer since joining our company in April 2008. Mr. Bernstein had been employed for over 10 years with Dallas BBQ, a chain of seven high volume restaurants located in New York City, NY, where he served in several leadership positions, including its Director of Operations.

Michael R. Golding	74	2002
Dr. Golding has been a professor of surgery at the State University of New York Health Science Center in Brooklyn, New York since 1963, where he is currently an Emeritus Clinical Professor of Surgery. From 1977 to 1989, Dr. Golding served as Director of Surgery at Lutheran Medical Center in Brooklyn, New York. From 1984 to 1989, Dr. Golding was President of the Tri-Boro Association of Directors of Surgery. Dr. Golding is a Fellow of the American College of Surgeons, a Fellow of the American College of Chest Physicians, and a Fellow of the American College of Angelology. Dr. Golding is a Member of the Board of Directors of the United Hospital Fund. Dr. Golding also serves on the boards of numerous professional entities and private companies.

Gary L. Herman	43	2004
Mr. Herman has been a member of Galloway Capital Management, LLC, an affiliate of a greater than 10% stockholder, since 2002. Mr. Herman has been the Chairman and Secretary of Digital Creative Development Corporation, an investment holding company, since 2001. He has been the Chairman and a member of the Board of Directors of DataMetrics Corporation, a military defense company, since 2000, and Chairman since 2005. From 1997 to 2002, Mr. Herman was an Associate Managing Director of Burnham Securities, Inc.

Director	Age	Director Since	Principal Occupation During the Past Five Years
Christopher D. Illick	69	1998
Mr. Illick has been a partner at Omega Capital LLC since 2007. Mr. Illick was the President of iQ Venture Partners, Inc., an investment bank, from 2001 until March 2007 and was formerly a General Partner of Illick Brothers, a real estate and management concern, since 1965. From 1997 to 2001, Mr. Illick was a senior officer of the investment bank of Brean Murray & Co., Inc.

Jay A. Wolf	35	2004
Since 2004, Mr. Wolf has served as a Partner and Portfolio Manager of Trinad Capital, L.P., an activist hedge fund. From 1999 to 2003, Mr. Wolf served as Vice President of Corporate Development for Wolf Group Integrated Communications Ltd., a marketing communications firm, where he was responsible for the company's acquisition program. Mr. Wolf currently sits on the Board of ProLink Holdings Corp., a provider of electronic GPS services to the golf industry; Mandalay Media, Inc., a publisher and distributor of branded entertainment content for third-generation mobile networks; Xcorporeal, Inc., a developer of medical devices and NorthStar Systems International, Inc., a provider of wealth and asset management software and services for the financial services industry.

Board Meetings; Annual Meeting Attendance

During our 2007 fiscal year, our Board of Directors held eleven meetings, acted by unanimous written consent ten times and acted by committee action eleven times. During fiscal 2007, each director nominee attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board on which he or she served, held during the time period in which he or she served.

We have a general policy of expecting our directors to attend our annual meetings of stockholders. All of our directors were in attendance at last year’s annual meeting of stockholders.

Board Independence

Two of our directors satisfy the criteria for independence under Rule 4200(a)(15) of NASDAQ Stock Market. Applying these independence standards, the Board of Directors has determined that Messrs. Illick and Golding are independent directors.

Board Committees

The Board of Directors has standing Executive, Audit, Stock Option and Compensation, Nominating and Finance Committees.

Executive Committee. The Executive Committee possesses all the powers and authority of the Board in the management of the business and affairs of our company, except for certain powers which are specifically reserved by Delaware law to the entire Board or the stockholders. Messrs. Chapman and Herman are the current members of the Executive Committee. The Executive Committee did not meet in fiscal 2007.

Audit Committee. Our Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee’s responsibilities, which includes the review of our internal accounting controls and procedures, SEC filings, and financial news releases, as well as, procedures and consulting with and reviewing the services provided by the independent registered public accounting firm, are described in the Audit Committee Charter, as amended, located on our website at www.ShellsSeafood.com under the Investor Relations tab. The Audit Committee’s Report appears later in this proxy statement. Mr. Illick and Dr. Golding are the current members of the Audit Committee and are independent directors as that term is defined by Rule 4200(a)(15) of the NASDAQ Stock Market. Mr. Illick is an audit committee financial expert, as that term is defined in Item 407(d)(5) of Regulation S-K. During 2007, the Audit Committee met seven times and acted once by unanimous written consent.

Stock Option and Compensation Committee. The Stock Option and Compensation Committee is charged with reviewing compensation policies and practices, recommending compensation for executives and key employees and administering our stock option plans. The Stock Option and Compensation Committee Report appears later in this proxy statement. Messrs. Chapman and Wolf are the current members of the Stock Option and Compensation Committee. The Stock Option and Compensation Committee does not have a charter. The Stock Option and Compensation Committee approves all individual stock option grants except for those previously approved policies of granting set option amounts to restaurant management upon their promotion to certain positions, which options are approved by Chief Executive Officer. In fiscal 2007, Leslie J. Christon participated in deliberations of the Stock Option and Compensation Committee regarding executive compensation. However, Mrs. Christon did not participate in deliberations concerning her own compensation. Publicly available executive compensation information, within the restaurant industry peer group, as well as company-wide and individual performance is reviewed and considered by the Stock Option and Compensation Committee in determining executive compensation. The Stock Option and Compensation Committee met twice in fiscal 2007.

Nominating Committee. The Nominating Committee is charged with assisting the Board in (i) its selection of individuals as nominees for election to the Board, (ii) selecting directors to serve on the various committees of the Board, and (iii) in selecting individuals to fill any vacancies or newly created directorships on the Board or committees of the Board. The members of the Nominating Committee are Messrs. Herman and Illick and Dr. Golding. Mr. Illick and Dr. Golding are independent directors as that term is defined by Rule 4200(a)(15) of the NASDAQ Stock Market. Mr. Herman may not be an independent director pursuant to that definition. During fiscal 2007, the Nominating Committee did not meet. The Nominating Committee acted once by unanimous written consent in 2008 with respect to the nominating the current directors for re-election and Marc Bernstein for election to the Board of Directors.

It is the policy of the Nominating Committee to consider candidates for Board membership suggested by Nominating Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating Committee of the Board of Directors, 16313 N. Dale Mabry Highway, Suite 100, Tampa, Florida 33618. Recommendations must be received by February 1, 2009 to be considered for the 2009 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of common stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating Committee in evaluating the recommended nominee, and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.

In evaluating candidates, the Nominating Committee will consider, among others, the following criteria: personal integrity, sound business judgment, business and professional skills and experience, independence, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Nominating Committee may focus on persons possessing a particular background, experience or qualifications which the Nominating Committee believes would be important to enhance the effectiveness of the Board. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source. The Nominating Committee does not have a written charter.

Finance Committee. The Finance Committee was formed as a special committee on August 26, 2006 (i) to determine and assess third party financing options that may be available to our company, including for the purposes of meeting contingencies relative to our working capital requirements and providing additional capital for new restaurant growth, and (ii) to discuss and negotiate terms and conditions of such options with third party sources, placement agents, brokers and consultants as deemed necessary. Messrs. Chapman, Herman and Wolf are the current members of the Finance Committee. The Finance Committee met once in fiscal 2007.

How can you contact our directors?

Securityholders may contact our directors through written correspondence or e-mail. Written correspondence should be mailed to our executive offices at 16313 N. Dale Mabry Highway, Suite 100, Tampa, Florida 33618 Attn: Secretary. E-Mail correspondence should be directed to TalktoShells@ShellsSeafood.com Attn: Secretary. Each stockholder communication will be forwarded to all directors, or the director to whom it is addressed, unless such communication is unduly hostile, threatening, illegal or inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based upon a review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2007, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that each of Messrs. Chapman, Golding, Herman, Illick and Wolf failed to file a Form 4 on a timely basis. Each of Messrs. Chapman, Golding, Herman, Illick and Wolf subsequently filed the Form 4 with the Securities and Exchange Commission.

What is the vote required to approve Proposal No. 1?

The six nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast “for” a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by a nominee will not be reduced by any of these actions.

What does the Board recommend?

THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE SIX NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF SHELLS AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES.

PROPOSAL NO. 2—APPROVAL OF STOCK OPTION AWARD TO MARC BERNSTEIN

The Board of Directors has unanimously approved, subject to stockholder approval, a stock option award for 3,530,692 shares of our common stock made to Marc Bernstein as of April 1, 2008 as an inducement to his becoming our Chief Executive Officer. The Board of Directors believes that our ability to retain and motivate Mr. Bernstein may be adversely affected if the stock option award is not approved by our stockholders at the Annual Meeting. The award is not being made under our 2002 Equity Incentive Plan because the number of shares available under that plan is not sufficient to cover the award.

Description of Marc Bernstein Stock Option Award

A copy of the stock option agreement for the award is attached to this proxy statement as Annex A. The principal features of the award are described below.

General. Under the award, Mr. Bernstein has the option to purchase 3,530,692 shares of our common stock for a purchase price of $0.15 per share. The option was granted to Mr. Bernstein by the Board of Directors on April 1, 2008 in accordance with Mr. Bernstein’s employment agreement. The award is not being made under our 2002 Equity Incentive Plan because the number of shares available under that plan is not sufficient to cover the award. The award will automatically terminate if it is not approved by our stockholders at the Annual Meeting. The award was made pursuant to Mr. Bernstein’s employment agreement.

Vesting. The award will become vested in 36 equal monthly increments beginning April 30, 2008. Vesting will accelerate if a “change in control” (as defined in the stock option agreement) occurs and if, within six months of the change in control, Mr. Bernstein’s employment is terminated by us without “cause” (as defined in the stock option agreement) or by Mr. Bernstein due to certain adverse actions taken by us (as described in the stock option agreement).

Termination of Employment. In general, upon termination of Mr. Bernstein’s employment, the unvested portion of the option will terminate. The vested portion will terminate if and to the extent it is not exercised within 90 days after the date Mr. Bernstein’s employment terminates (one year if his employment terminates due to his death or if his employment is terminated by reason of his “disability”). Mr. Bernstein will forfeit the vested portion of his option if his employment is terminated by us for “cause.” In no event may the option be exercised later than seven years after the date it was granted.

Exercise of Option. Mr. Bernstein may exercise the option, to the extent it is vested and outstanding, at any time by paying the option exercise price for the shares covered by the exercise and applicable withholding taxes. Payment may be made in cash, by the delivery of previously-owned shares or pursuant to a broker assisted cashless exercise arrangement, as permitted by us. Mr. Bernstein shall have no rights of ownership with respect to the shares covered by the option unless and until such shares are issued to him pursuant to the exercise of the option in accordance with its terms.

Capital Changes. The number of shares of our common stock covered by the option and the exercise price per share will be subject to equitable adjustment to reflect stock dividends, stock splits or other changes in our capitalization, as determined by the Board of Directors.

Interests of Certain Persons

Mr. Bernstein is our Chief Executive Officer and a nominee for election the Board of Directed. The Board of Directors granted Mr. Bernstein a stock option award for 3,530,692 shares of our common stock as an inducement to his becoming our Chief Executive Officer. The award will automatically terminate if it is not approved by our stockholders at the Annual Meeting. The Board of Directors believes that our ability to retain and motivate Mr. Bernstein may be adversely affected if the stock option award is not approved by our stockholders at the Annual Meeting. To the extent that Proposal No. 2 is approved Mr. Bernstein’s stock option award for 3,530,692 shares of our common stock will continue to vest and be exercisable in accordance with its terms.

New Plan Benefits

Other than with regard to the stock option award for 3,530,692 shares of our common stock granted Marc Bernstein no person will be eligible to participate in the stock option award.

Name and Position	Dollar Value($) (1)	Number of Units
Marc Bernstein Chief Executive Officer	$388,376	3,530,692
Warren R. Nelson President, Chief Financial Officer, Secretary and Treasurer	—	—
Guy C. Kathman Vice President of Operations	—	—
Leslie Christon Former Chief Executive Officer and President	—	—
Christopher R. Ward, Sr. Former Vice President of Purchasing.	—	—
Executive Group	$388,376	3,530,692
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1) Option awards consist of compensation cost recognized in our financial statements with respect to awards granted in previous fiscal years and the subject fiscal year. Option awards are expensed on a straight-line basis over the vesting period of the award. The option awards are valued at fair value using the Black-Scholes option pricing model. Effective January 1, 2006, we adopted the fair value based method of accounting for stock-based employee compensation as required by SFAS No. 123R, “Share-Based Payment.”  The fair value based method requires us to expense all stock-based employee compensation.  See Note 1 and Note 14 to our audited financial statements for the 2007 fiscal year, contained in Part I Item 8

Equity Compensation Plan Information

Securities authorized for issuance under equity compensation plans as of December 30, 2007 were as follows:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a])
Plan category	[a]	[b]	[c]
Equity compensation plans approved by security holders (1)	9,666,152	$1.06	136,375

Equity compensation plans not approved by security holders (2)	903,528	$0.85	-

Total	10,569,680		136,375

(1)
Consists of (i) stock options issued under the Stock Option Plan for Non-Employee Directors, 1995 Employee Stock Option Plan, 1996 Employee Stock Option Plan and the 2002 Equity Incentive Plan, (ii) warrants to purchase 4,619,540 shares of common stock, exercisable through May 24, 2010, issued on May 24, 2005 in connection with the Series B Preferred Stock offering, at an exercise price of $1.30 per share, and (iii) warrants to purchase 1,129,530 shares of common stock granted to the placement agent in our May 2005 private financing as a portion of their fees in the form of a warrant to purchase 37,651 units (consisting of 37,651 shares of our Series B Convertible Preferred Stock and warrants to purchase 376,510 shares of our common stock) at a purchase price of $15.00 per unit.

(2)
Consists of a stock option grant to purchase 903,528 shares of common stock pursuant to a Stock Option Agreement dated November 14, 2005 by and between Leslie J. Christon, our former President and Chief Executive Officer, and the Company. Ms. Christon ceased to be employed by Shells on February 29, 2008. In accordance with the terms of such option agreement, the option remains exercisable until May 29, 2008.

Federal Income Tax Consequences

The grant of the stock option award to Mr. Bernstein is not a taxable event. In general, if an when the option is exercised, Mr. Bernstein will realize ordinary income equal to the then difference between the value of the shares acquired by the exercise over the exercise price paid for the shares, and we will receive a corresponding deduction. Mr. Bernstein’s tax basis for the shares will be equal to the value of the shares on the date they are purchased pursuant to the exercise of the option, and Mr. Bernstein’s holding period for the shares will begin on that date. Upon a later sale of the shares, Mr. Bernstein would realize capital gain or loss equal to the difference between the selling price and his tax basis.

What is the vote required to approve Proposal No. 2?

The affirmative vote of the holders of a majority of our shares of Common Stock present or represented by proxy ad entitled to vote at the Annual Meeting is required for approval of the stock option award granted to Marc Bernstein. An abstention has the same legal effect as a vote “against” the proposal. Broker non-votes with respect to this matter will be treated as neither a vote “for” nor a vote “against” the proposal.

What does the Board recommend?

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2—APPROVAL OF STOCK OPTION AWARD TO MARC BERNSTEIN” TO BE IN THE BEST INTERESTS OF SHELLS AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation earned for the fiscal years ended December 30, 2007 and December 31, 2006 by our Chief Executive Officer, Chief Financial Officer, other most highly compensated executive officer as well as our former Chief Executive Officer and other most highly compensated executive officer each of whom were serving as our executive officers at the fiscal year ended December 30, 2007. We refer to these current and former executive officers collectively as the “named executive officers”.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY (1)	OPTION AWARDS(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION(1)(3)	ALL OTHER COMPENSATION	TOTAL

Marc Bernstein	2007	—	—	—	—	—
Chief Executive Officer	2006	—	—	—	—	—
(Principal Executive Officer) (4)

Warren R. Nelson	2007	$171,432	30,372	$8,329	$482	$210,615
President,	2006	166,904	11,596	9,484	868	188,852
Chief Financial Officer, Secretary and Treasurer
(Principal Financial Officer) (5)

Guy C. Kathman	2007	148,443	28,459	7,192	745	184,839
Vice President of Operations (6)	2006	144,634	3,517	8,348	516	157,015

Leslie J. Christon	2007	287,981	207,188	20,000	13,684	528,853
Former Chief Executive Officer	2006	300,000	—	21,155	12,530	333,685
and President (7)

Christopher R. Ward, Sr.	2007	134,865	13,472	6,384	281	155,002
Former Vice President of	2006	127,927	3,227	7,539	—	138,693
Purchasing (8)

(1)	All of the salaries and non-equity incentive plan compensation for the named executive officers in fiscal 2007 and 2006 were paid in cash.
(2)
Option awards consist of compensation cost recognized in our financial statements with respect to awards granted in previous fiscal years and the subject fiscal year. Option awards are expensed on a straight-line basis over the vesting period of the award. The option awards are valued at fair value using the Black-Scholes option pricing model. Effective January 1, 2006, we adopted the fair value based method of accounting for stock-based employee compensation as required by SFAS No. 123R, “Share-Based Payment.”  The fair value based method requires us to expense all stock-based employee compensation.  See Note 1 and Note 14 to our audited financial statements for the 2007 fiscal year, contained in Part I Item 8 “Financial Statements”, of our Annual Report on Form 10-K for the year ended December 30, 2007, for the methodology used and assumptions made in the valuation of our options.

(3)
All non-equity incentive plan compensation earned by our named executive officers for the 2007 fiscal year under the 2007 Management Compensation Plan was paid during such period as disclosed in the column above. See Compensation Discussion and Analysis for a discussion of the 2007 Management Compensation Plan in our Annual Report on Form 10-K for the year ended December 30, 2007.

(4)	Mr. Bernstein became our Chief Executive Officer effective as of April 14, 2008.
(5)	Mr. Nelson was appointed to the position of President on February 29, 2008. Other compensation for Mr. Nelson consists of life insurance premiums paid by Shells.
(6)	Other compensation for Mr. Kathman consists of life insurance premiums paid by Shells.
(7)
Mrs. Christon was our President and Chief Executive Officer until February 29, 2008. Other compensation for Mrs. Christon includes an automobile allowance of $1,000 per month and life insurance premiums paid by Shells of $530 for the 2007 and 2006 fiscal year. Effective as of July 1, 2007, Mrs. Christon’s salary was reduced to $275,000 per annum and her automobile allowance was increased to $1,200 per month.

(8)	Mr. Ward resigned from Shells effective as of February 15, 2008. Other compensation for Mr. Ward consists of life insurance premiums paid by Shells.

Narrative Discussion of Summary Compensation Table Information

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Summary Compensation Table. The following narrative disclosure is separated into sections, with a separate section for each of our named executive officers.

Marc Bernstein

Cash Compensation (Base Salaries and Bonuses). Mr. Bernstein became employed by us effective as of April 14, 2008 as our Chief Executive Officer. He will be awarded total cash compensation for his services to us in the amount of $378,000 per annum. Of this sum, $338,000 represents Mr. Bernstein’s annual base salary and $40,000 represents an amount to be paid to Mr. Bernstein as a cash bonus in his first year of employment pursuant to his employment agreement.

Long-Term Equity Incentive Awards. Pursuant to his employment agreement, Mr. Bernstein was granted an option to purchase 3,530,692 shares of common stock, subject to the approval of our stockholders at the Annual Meeting. The option vests monthly over three years. Based on the vesting schedule of the options, we expect to recognized compensation expense of approximately $93,000 in 2008 as a result of the adoption of FASB Statement No. 123-R, “Share-Based Payment.”

Fringe Benefits and Perquisites. Mr. Bernstein is entitled to a housing and automobile allowance of $3,000 per month, as well as, maintenance, reimbursement for the cost of gasoline used for daily commutation to work and for business travel and automobile insurance. Mr. Bernstein shall also receive be reimbursed for his expenses in connection with his relocation to Florida in an amount not to exceed $10,000. Mr. Bernstein is also eligible to participate in COBRA health insurance, or in any other benefits generally available to our executive officers.

Employment Agreement. We entered into an employment agreement with Mr. Bernstein dated April 1, 2008 (the “Bernstein Agreement”). The Bernstein Agreement is effective as of April 14, 2008 for an initial employment term expiring on April 13, 2011, and provides for automatic successive one year extensions thereof, unless either party delivers prior written notice of non-extension. For a detailed description of the severance provisions contained in Mr. Bernstein’s employment agreement, please refer to the narrative discussion Severance Arrangements.

Warren R. Nelson

Cash Compensation (Base Salaries and Bonuses). Mr. Nelson was awarded total cash compensation for his services to us in 2007 in the amount of $179,761. Of this sum, $171,432 represents Mr. Nelson’s annual base salary for 2007 and $8,329 represents an amount earned or paid to Mr. Nelson as a cash bonus under the 2007 Management Compensation Plan. The base salary and cash bonus paid to Mr. Nelson for 2007 constituted approximately 81% and 4%, respectively, of the total compensation paid to Mr. Nelson for 2007 as set forth in the “Total” column in the Summary Compensation Table. Mr. Nelson was awarded total cash compensation for his services to us in 2006 in the amount of $176,388. Of this sum, $166,904 represents Mr. Nelson’s annual base salary for 2006 and $9,484 represents an amount earned or paid to Mr. Nelson as a cash bonus under the 2006 Management Compensation Plan. The base salary and cash bonus paid to Mr. Nelson for 2006 constituted approximately 88% and 5%, respectively, of the total compensation paid to Mr. Nelson for 2006 as set forth in the “Total” column in the Summary Compensation Table.

The Stock Option and Compensation Committee determined it appropriate to increase the annual base salary and decrease the cash bonus to Mr. Nelson for his services to us in 2006. In determining Mr. Nelson’s base salary and cash bonus for 2006, the Stock Option and Compensation Committee considered the competitive trends, our overall performance and resources, general economic conditions, the compensation level of similarly situated executives at our peer companies, and a number of factors relating to Mr. Nelson including the performance of Mr. Nelson and his level of experience, ability and knowledge. Based on our performance and Mr. Nelson’s contribution to such performance for 2006, Mr. Nelson’s annual base salary and cash bonus was adjusted from $161,885 and $36,540, respectively, in 2005 to $166,904 and $9,484, respectively in 2006. Quantitative and qualitative factors, such as our financial performance, were considered in determining Mr. Nelson’s base salary. His industry experience, past performance, and the total cash compensation necessary to retain top executive talent were also important factors in determining base salary.

Long-Term Equity Incentive Awards. Integral to the financing completed on May 24, 2005, the Board of Directors approved two option grants to Mr. Nelson, one prior to the financing and the second following the financing. On March 21, 2005, Mr. Nelson was granted an option to purchase 125,000 shares which vested as to one-third of the shares on each of the first, second and third anniversaries of the grant date. On June 13, 2005, Mr. Nelson was granted an option to purchase 125,000 shares which vested as to one-third of the shares on each of December 31, 2005 and June 13, 2007 and vests as to one-third on June 13, 2008. No long-term incentive awards were granted to Mr. Nelson in 2006. On January 5, 2007, Mr. Nelson was granted an option to purchase 158,992 shares which vested as to one-third of the shares on the first anniversary of the grant date and vest as to the remaining thirds on each of the second and third anniversaries of the grant date. Of the total option grant, an option to purchase 100,000 shares of common stock was deemed a newly issued long-term incentive, and an option to purchase 58,992 shares was to replace options previously expired unexercised or significantly under water.

Fringe Benefits and Perquisites. Mr. Nelson is eligible to participate in certain retirement, COBRA health insurance, 401(k) or any other plan or arrangement, or in any other benefits generally available to our executive officers. We reimburse Mr. Nelson for the premiums on a $240,000 term life insurance policy which is payable to a beneficiary designated by Mr. Nelson.

Severance Agreement. Effective March 13, 2006, we entered into an agreement with Mr. Nelson to provide him with severance and other consideration in the event of a Change in Control of Shells (as defined in the agreement). The severance agreement remains effective through June 30, 2008, and provides for automatic successive one-year extensions thereof, unless either party delivers prior written notice of non-extension. Mr. Nelson also is party to a letter agreement with the Board of Directors clarifying his severance arrangement if he is terminated without cause. For a detailed description of Mr. Nelson’s severance agreements, please refer to the narrative discussion Severance Arrangements.

Guy C. Kathman

Cash Compensation (Base Salaries and Bonuses). Mr. Kathman was awarded total cash compensation for his services to us in 2007 in the amount of $155,635. Of this sum, $148,027 represents Mr. Kathman’s annual base salary for 2007 and $7,192 represents an amount earned or paid to Mr. Kathman as a cash bonus, under the 2007 Management Compensation Plan. The base salary and cash bonus paid to Mr. Kathman for 2007 constituted approximately 84% and 4%, respectively, of the total compensation paid to Mr. Kathman as set forth in the “Total” column in the Summary Compensation Table. Mr. Kathman was awarded total cash compensation for his services to us in 2006 in the amount of $152,982. Of this sum, $144,634 represents Mr. Kathman’s annual base salary for 2006 and $8,348 represents an amount earned or paid to Mr. Kathman as a cash bonus, under the 2006 Management Compensation Plan. The base salary and cash bonus paid to Mr. Kathman for 2006 constituted approximately 92% and 5%, respectively, of the total compensation paid to Mr. Kathman as set forth in the “Total” column in the Summary Compensation Table.

The Stock Option and Compensation Committee determined it appropriate to increase the annual base salary and decrease the cash bonus to Mr. Kathman for his services to us in 2006. In determining Mr. Kathman’s base salary and cash bonus for 2006, the Stock Option and Compensation Committee considered the competitive trends, our overall performance and resources, general economic conditions, the compensation level of similarly situated executives at our peer companies, and a number of factors relating to Mr. Kathman including the performance of Mr. Kathman and his level of experience, ability and knowledge. Based on our performance and Mr. Kathman’s contributions to such performance for 2006, Mr. Kathman’s annual base salary and cash bonus was adjusted from $139,616 and $30,800, respectively, in 2005 to $144,634 and $8,348, respectively in 2006. Quantitative and qualitative factors, such as our financial performance, were considered in determining Mr. Kathman’s base salary. His industry experience, past performance, and the total cash compensation necessary to retain top executive talent were also important factors in determining base salary.

Long-Term Equity Incentive Awards. Integral to the financing completed on May 24, 2005, the Board of Directors approved two option grants to Mr. Kathman, one prior to the financing and the second following the financing. On March 21, 2005, Mr. Kathman was granted an option to purchase 125,000 shares which vested as to one-third of the shares on each of the first, second and third anniversaries of the grant date. On June 13, 2005, Mr. Kathman was granted an option to purchase 125,000 shares which vested as to one-third of the shares on each of December 31, 2005 and June 13, 2007 and vests as to one-third of the shares on June 13, 2008. No long-term incentive awards were granted to Mr. Kathman in 2006. On January 5, 2007, Mr. Kathman was granted an option to purchase 75,000 shares which vested as to one-third of the shares on the first anniversary of the grant date and vest as to the remaining thirds on each of the second and third anniversaries of the grant date.

Fringe Benefits and Perquisites. Mr. Kathman is eligible to participate in COBRA health insurance, or in any other benefits generally available to our executive officers. We pay premiums on a $100,000 term life insurance policy on Mr. Kathman which policy is owned by us and payable to a beneficiary designated by Mr. Kathman.

Severance Agreement. Effective March 13, 2006, we entered into an agreement with Mr. Kathman to provide him with severance and other consideration in the event of a Change in Control of Shells (as defined in the agreement). The severance agreement remains effective through June 30, 2008, and provides for automatic successive one-year extensions thereof, unless either party delivers prior written notice of non-extension. For a detailed description of Mr. Kathman’s severance agreement, please refer to the narrative discussion Severance Arrangements.

Leslie J. Christon

Cash Compensation (Base Salaries and Bonuses). Mrs. Christon left the employment of Shells and resigned as its Chief Executive Office and from the Board of Directors effective as of February 29, 2008. For her services to us in 2007, Mrs. Christon was awarded total cash compensation in the amount of $307,981. Of this sum, $287,981 represented Mrs. Christon’s annual base salary for 2007, as adjusted on July 1, 2007 from $300,000 to $275,000, and $20,000 represented an amount earned or paid to Mrs. Christon as a cash bonus under the 2007 Management Compensation Plan and her employment agreement. The base salary and cash bonus paid to Mrs. Christon for 2007 constituted approximately 54% and 4%, respectively, of the total compensation paid to Mrs. Christon for 2007 as set forth in the “Total” column in the Summary Compensation Table. Mrs. Christon was awarded total cash compensation for her services to us in 2006 in the amount of $321,155. Of this sum, $300,000 represented Mrs. Christon’s annual base salary for 2006 and $21,155 represented an amount earned or paid to Mrs. Christon as a cash bonus under the 2006 Management Compensation Plan and her employment agreement. The base salary and cash bonus paid to Mrs. Christon for 2006 constituted approximately 90% and 6%, respectively, of the total compensation paid to Mrs. Christon for 2006 as set forth in the “Total” column in the Summary Compensation Table. In connection with Ms. Christon leaving the Company, the Company entered into a Separation Agreement, dated March 10, 2008 with Mrs. Christon, which provides among other things, that she shall receive as severance for a period commencing on February 29, 2008 and ending on the earlier of August 29, 2008 or the date she commences employment with another entity or person, her then effective base salary and healthcare benefits.

The Stock Option and Compensation Committee determined it appropriate to increase the annual base salary and decrease the cash bonus to Mrs. Christon for her services to us in 2006. In determining Mrs. Christon’s base salary and cash bonus for 2006, the Stock Option and Compensation Committee considered the competitive trends, our overall performance and resources, general economic conditions, the compensation level of similarly situated executives at our peer companies, and a number of factors relating to Mrs. Christon including the performance of Mrs. Christon and her level of experience, ability and knowledge. Based on our performance and Mrs. Christon’s contribution to such performance for 2007, Mrs. Christon’s annual base salary and cash bonus was adjusted from $300,000 and $21,155, respectively, in 2006 to $275,000 and $20,000, respectively, in July 2007. Quantitative and qualitative factors, such as our financial performance, were considered in determining Mrs. Christon’s base salary. Her industry experience, past performance, and the total cash compensation necessary to retain top executive talent were also important factors in determining base salary.

Long-Term Equity Incentive Awards. In fiscal 2003, pursuant to her employment agreement, Mrs. Christon was granted an option to purchase 297,374 shares of common stock. The option vested annually over two years. Integral to the financing completed on May 24, 2005, the Board of Directors approved two option grants, one prior to the financing and the second following the financing. On March 21, 2005, Mrs. Christon was granted an option to purchase 450,000 shares which vested as to one-third of the shares on each of the first and second anniversaries of the grant date, and was to vest as to the last third on March 21, 2008. On June 13, 2005, Mrs. Christon was granted an option to purchase 450,000 shares which vested as to one-third of the shares on each of December 31, 2005 and June 13, 2007. Effective July 1, 2005, we entered into an Amended and Restated Employment Agreement with Mrs. Christon. In connection therewith, we granted Mrs. Christon options to purchase an additional 1,061,535 shares of our common stock which vested as to 353,845 shares on each of December 31, 2005 and July 1, 2007. Based on the vesting schedule of the options, we recognized compensation expense of approximately $207,000 in 2007 as a result of the adoption of FASB Statement No. 123-R, “Share-Based Payment.” Further, in the event our common stock is not publicly traded, we shall have the right to repurchase any shares purchased by Mrs. Christon upon the exercise of her option to purchase 1,061,535 shares granted on November 14, 2005 at the fair market value of such shares by giving written notice to Mrs. Christon within one year after her employment is terminated. No long-term incentive awards were granted to Mrs. Christon in 2007. In connection with Mrs. Christon’s termination of employment on February 29, 2008, her unvested options to purchase 653,845 shares of our common stock terminated and Ms. Christon’s vested options to purchase 1,605,064 shares of our common stock will expire on May 29, 2008 unless exercised prior thereto.

Fringe Benefits and Perquisites. In 2007, Mrs. Christon was entitled to an automobile allowance of $1,000 per month, plus maintenance, reimbursement for the cost of gasoline used for daily commutation to work and for business travel and automobile insurance. Effective as of July 1, 2007, Mrs. Christon’s automobile allowance was increased to $1,200 per month in addition to maintenance, reimbursement for the cost of gasoline used for daily commutation to work and for business travel and automobile insurance. During 2007, we paid the premiums on a $500,000 term life insurance policy on Mrs. Christon, which policy is owned by us and payable to a beneficiary designated by Mrs. Christon. During 2007, Mrs. Christon was also eligible to participate in COBRA health insurance, or in any other benefits generally available to our executive officers. Mrs. Christon will continue to receive such benefits until the earlier of the August 29, 2008 or the date she commences employment with another entity or person.

Employment Agreement. We entered into an amended and restated employment agreement with Mrs. Christon effective as of July 1, 2007 (the “Christon Agreement”). The Christon Agreement extended the term of her employment with us through June 30, 2008, and provided for automatic successive one year extensions thereof, unless either party delivers prior written notice of non-extension. Pursuant to the amended and restated employment agreement, Mrs. Christon was entitled to receive an annual base salary of $275,000, a target bonus potential up to 100% of her base salary, and an automobile allowance of $1,200 per month. The Christon Agreement was terminated as of February 29, 2008. In connection with Ms. Christon leaving Shells, we entered into a Separation Agreement, dated March 10, 2008 with Mrs. Christon (the “Separation Agreement”), which provides among other things that she shall receive as severance for a period commencing on February 29, 2008 and ending on the earlier of August 29, 2008 or the date she commences employment with another entity or person, her then effective base salary and healthcare benefits. The Separation Agreement also contained a general release of all claims against Shells, its officer, directors and affiliates. For a detailed description of the severance provisions which were contained in Mrs. Christon’s employment agreement and provided to Mrs. Christon under the Separation Agreement, please refer to the narrative discussion Severance Arrangements.

Christopher R. Ward, Sr.

Cash Compensation (Base Salaries and Bonuses). Mr. Ward resigned from Shells effective as of February 15, 2008. For his services to us during 20007, Mr. Ward was awarded total cash compensation in the amount of $141,249. Of this sum, $134,865 represents Mr. Ward’s annual base salary for 2007 and $6,384 represents an amount paid to Mr. Ward as a cash bonus, under the 2007 Management Compensation Plan. The base salary and cash bonus paid to Mr. Ward for 2007 constituted approximately 87% and 9%, respectively, of the total compensation paid to Mr. Ward for 2007 as set forth in the “Total” column in the Summary Compensation Table. Mr. Ward was awarded total cash compensation for his services to us in 2006 in the amount of $135,466. Of this sum, $127,927 represents Mr. Ward’s annual base salary for 2006 and $7,539 represents an amount paid to Mr. Ward as a cash bonus, under the 2006 Management Compensation Plan. The base salary and cash bonus paid to Mr. Ward for 2006 constituted approximately 92% and 5%, respectively, of the total compensation paid to Mr. Ward for 2006 as set forth in the “Total” column in the Summary Compensation Table.

The Stock Option and Compensation Committee determined it appropriate to increase the annual base salary and decrease the cash bonus to Mr. Ward for his services to us in 2006. In determining Mr. Ward’s base salary and cash bonus for 2006, the Stock Option and Compensation Committee considered the competitive trends, our overall performance and resources, general economic conditions, the compensation level of similarly situated executives at our peer companies, and a number of factors relating to Mr. Ward including the performance of Mr. Ward and his level of experience, ability and knowledge. Based on our performance and Mr. Ward’s contribution to such performance for 2006, Mr. Ward’s annual base salary and cash bonus was adjusted from $124,110 and $23,813, respectively, in 2005 to $127,927 and $7,539, respectively in 2006. Quantitative and qualitative factors, such as our financial performance, were considered in determining Mr. Ward’s base salary. His industry experience, past performance, and the total cash compensation necessary to retain top executive talent were also important factors in determining base salary.

Long-Term Equity Incentive Awards. As a hiring incentive, on September 7, 2004, Mr. Ward was granted options to purchase 40,000 shares which vested as to one-third of the shares on each of September 7, 2005, December 31, 2005 and September 7, 2007. Integral to the financing completed on May 24, 2005, the Board of Directors approved two option grants to Mr. Ward, one prior to the financing and the second following the financing. On March 21, 2005, Mr. Ward was granted an option to purchase 45,000 shares which vested as to one-third of the shares on each of the first, second and third anniversaries of the grant date. On June 13, 2005, Mr. Ward was granted an option to purchase 45,000 shares which vested as to one-third of the shares on each of December 31, 2005 and June 13, 2007 and was to vest as to an additional one-third of the shares on June 13, 2008. No long-term incentive awards were granted to Mr. Ward in 2006. On January 5, 2007, Mr. Ward was granted an option to purchase 75,000 shares which vested as to one-third of the shares on January 5, 2008 and was to vest at to one-third on each of the two subsequent anniversaries of the grant date.  Mr. Ward resigned from Shells effective as of February 15, 2008. In connection with Mr. Ward’s resignation effective as of February 15, 2008, his unvested options to purchase 80,000 shares of our common stock terminated and Mr. Ward’s vested options to purchase 125,000 shares of our common stock will expire on May 15, 2008 unless exercised prior thereto.

Fringe Benefits and Perquisites. During 2007, Mr. Ward was eligible to participate in COBRA health insurance, or in any other benefits generally available to our executive officers.

Severance Agreement. Effective March 13, 2006, we entered into an agreement with Mr. Ward to provide him with severance and other consideration in the event of a Change in Control of Shells (as defined in the agreement). The severance agreement remains effective through June 30, 2008, and provides for automatic successive one-year extensions thereof, unless either party delivers prior written notice of non-extension, if Mr. Ward is still an employee of Shells at such time. Mr. Ward resigned from Shells effective as of February 15, 2008. For a detailed description of Mr. Ward’s severance agreement, please refer to the narrative discussion Severance Arrangements.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes outstanding stock options for each named executive officer as of December 30, 2007:

	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (NUMBER OF SHARES)(#)			OPTION EXERCISE	OPTION
NAME	EXERCISABLE	UNEXERCISABLE (1)		PRICE PER SHARE	EXPIRATION DATE
Marc Bernstein(2)	—	—		—	—

Warren R. Nelson	5,000	—		$5.13	1/10/2009
	10,000	—		2.00	2/6/2010
	20,000	—		0.45	4/18/2011
	157,984	—		0.42	2/28/2012
	83,334	41,666	(3)	1.10	3/21/2015
	83,334	41,666	(4)	0.76	6/13/2012

Guy C. Kathman	50,000	—		0.64	9/23/2013
	83,334	41,666	(3)	1.10	3/21/2015
	83,334	41,666	(4)	0.76	6/13/2012

Leslie J. Christon(5)	297,374	—		0.62	5/29/2008	(7)
	300,000	150,000	(6)	1.10	5/29/2008	(7)
	300,000	150,000	(6)	0.76	5/29/2008	(7)
	707,690	353,845	(6)	0.85	5/29/2008	(7)

Christopher R. Ward, Sr.(8)	40,000	—		0.71	5/15/2008	(9)
	30,000	15,000		1.10	5/15/2008	(9)
	30,000	15,000	(10)	0.76	5/15/2008	(9)

(1)	See Termination of Employment and Change in Control Arrangements, following this table, for additional information regarding vesting.
(2)	Mr. Bernstein became our Chief Executive Officer effective as of April 14, 2008.
(3)	These options vested and became exercisable as to 41,666 shares on March 21, 2008.
(4)	These options vested and became exercisable as to 41,666 shares on June 13, 2008.
(5)	Mrs. Christon served as our President and Chief Executive Officer until February 29, 2008.
(6)	These options expired unvested upon the termination of employment on February 29, 2008.
(7)	Mrs. Christon may exercise any options which were vested on February 29, 2008, the date she ceased to be employed by Shells, for a period of ninety days thereafter.
(8)	Mr. Ward resigned from Shells effective as of February 15, 2008.
(9)	Mr. Ward may exercise any options which were vested on February 15, 2008, the date of his resignation from Shells, for a period of ninety days thereafter.
(10)	As a result of Mr. Ward’s resignation from Shells effective as of February 15, 2008, Mr. Ward’s unvested options were terminated.

Termination of Employment and Change in Control Arrangements

Severance Arrangements

The Stock Option and Compensation Committee and our Board of Directors determined that it was in our best interests to provide severance arrangements to our named executive officers, based on such individual’s position with us. Accordingly, the Bernstein Agreement provides for certain payments and benefits upon an involuntary termination of Mr. Bernstein’s employment or upon the occurrence of certain other circumstances that may affect Mr. Bernstein, including the termination of his employment following a change in control of Shells. We also entered into severance agreements (the “Executive Severance Agreements”) with each of Leslie Christon, Warren Nelson, Guy Kathman and Christopher Ward, Sr. to provide the terms and conditions for certain payments and benefits upon a termination of such executive officer’s employment without cause (as defined therein) or upon such executive officer’s resignation following a diminution of his responsibilities or a relocation outside of the Tampa, Florida market following a change in control (as defined therein) of Shells. Mr. Nelson also has a letter agreement with the Board of Directors, dated January 19, 2000, specifying severance payments for termination without cause.

Mrs. Christon’s employment with us was terminated on February 29, 2008. In connection therewith we terminated her employment agreement and entered into a Separation Agreement, dated March 10, 2008 (the “Separation Agreement”), which provides, among other things, that she shall receive as severance for a period commencing on February 29, 2008 and ending on the earlier of August 29, 2008 or the date she commences employment with another entity or person, her then effective base salary and healthcare benefits. The Separation Agreement also contains a general release of all claims against Shells, its officers, directors and affiliates. Mrs. Christon also resigned from the Board of Directors effective as of February 29, 2008. Mr. Ward resigned from Shells effective as of February 15, 2008. Mr. Ward did not receive any payment from Shells in connection with his resignation.

Termination Without Cause. Pursuant to the Bernstein Agreement, in the event Mr. Bernstein’s employment is terminated for any reason other than by us for cause or his permanent disability or due to his death, then, provided that Mr. Bernstein executes general release of all claims against us and abides by all restrictive covenants contained in the Bernstein Agreement, including, the provisions relating to non-competition, non-solicitation and confidentiality, Mr. Bernstein will receive as severance payment his then effective base salary for a period commencing on the date of termination and ending on the earlier of the six-month anniversary of such date or the date upon which Mr. Bernstein commences employment with another entity. Mr. Bernstein will continue to receive health coverage for himself and his dependents for a six-month period following the date of termination or, if earlier, until he commences employment with another entity. Such severance payments are not provided to Messrs. Nelson, Kathman or Ward under the Executive Severance Agreements. Pursuant to his letter agreement, if Mr. Nelson is terminated without cause, he is entitled to receive severance payments equal to twelve months of his then annual salary payable over the ensuing twelve-month period.

Termination for Cause; Permanent Disability; Death. In the event we terminate Mr. Bernstein’s employment for cause, or due to his permanent disability or death he will not be entitled to receive the severance payment described above. Termination for “cause” means termination because of: (a) executive’s refusal to perform, or continual neglect of, the duties under the employment agreement which is materially and demonstrably injurious to our company and which neglect or failure to act is not remedied within 30 days after written notice from us; (b) executive’s conviction of any crime or offense involving money or property of Shells or which constitutes a felony; (c) executive’s performance any act or failure to act, for which if executive was prosecuted and convicted, would constitute a crime involving money or property of Shells or which constitutes a felony; (d) any attempt by executive to secure improperly any personal profit in connection with the business of Shells and which, to the extent capable of being cured, is not remedied within 30 days after written notice from us; and (e) executive’s breach of covenants relating to non-competition, non-solicitation and confidentiality which is materially and demonstrably injurious and which breach is not remedied within 30 days after written notice thereof from us. The above for “cause” definition is also substantially the same as the definition of cause contained in the Executive Severance Agreements. An executive shall be deemed to be “permanently disabled” if, because of ill health, physical or mental disability or for other causes beyond the executive’s control, the executive is unable to perform the essential functions of her/his job for 90 consecutive days or for a total of 120 days in any twelve-month period.

Termination following a Change in Control. In the event that, within six months of a change in control of Shells, a named executive officer is terminated without cause or a named executive officer terminates his employment with us due to (a) a significant diminution in his job responsibilities or title (or compensation with respect to Mr. Bernstein) or (b) the named executive officer being required to relocate outside of the Tampa, Florida market, then provided that the named executive officer executes a general release of all claims against us and abides by the covenants relating to non-competition, non-solicitation and confidentiality, then all the executive’s unvested stock options will vest immediately and the executive shall be entitled to receive a severance payment equal to six month’s then effective base salary (in the case of Mr. Bernstein), or one-year’s then effective base salary (in the case of Mr. Nelson), or nine months’ then effective base salary (in case of Messrs. Kathman and Ward). In addition, the named executive officer shall continue to receive health coverage for himself and his dependents for the six-month period (in case of Mr. Bernstein), or one-year period (in case of Mr. Nelson), or nine-month period (in case of Messrs. Kathman and Ward) following the date of termination or, if earlier, until the executive commences employment with another entity. A “change in control” is deemed to have occurred if (a) there is consummated (i) any consolidation or merger of Shells in which Shells is not the continuing or surviving corporation or pursuant to which our shares of common stock would be converted into cash, securities or other property, other than a merger of Shells in which the holders of our common stock immediately prior to the merger own more than 50% of the common stock of the surviving corporation immediately after the merger or (ii) any sale, lease, exchange or other transfer of all, or substantially all, of our assets, (b) our stockholders approve any plan or proposal for our liquidation or dissolution, (c) any person who does not own 5% or more of our outstanding common stock becomes the beneficial owner of 35% or more of our outstanding common stock other than pursuant to a plan or arrangement entered into by such person and our company or (d) during any period of two consecutive years, individuals who constitute the entire board of directors cease to constitute a majority, unless the election of a majority of the new directors was approved by a vote of at least two-thirds of the directors then still in the office.

The Stock Option and Compensation Committee and the Board have determined that such terms of severance payments are customary within the restaurant industry and, as such, are necessary for attracting and retaining capable and qualified senior management.

Effect on the Stock Options

Termination Without Cause. If the optionee’s employment terminates for any reason other than cause, permanent disability or death, then (a) that portion of the option that is exercisable on the date of termination remains exercisable by the optionee during the 90 day period following the date of termination and (b) that portion of the option that is not exercisable on the date of termination will immediately terminate.

Termination for Cause, Death or Disability. If the optionee’s employment with Shells is terminated due to his or her death or permanent disability (as defined above), then (a) the portion of that option that is exercisable on the date of termination remains exercisable by the optionee (or his estate) during the one-year period following the date of termination, provided that, in the event of a termination due to disability, if the optionee dies during such one-year period, then the optionee’s beneficiary may exercise the option, to the extent exercisable by the optionee prior to his or her death, for a period of one year following the date of death and (b) the portion of that option that is not exercisable on the date of termination will immediately terminate. If the optionee’s employment is terminated for cause (as defined above), then the option will immediately terminate and cease to be exercisable.

Change in Control. If there occurs a change in control of Shells (substantially as defined above), the optionee’s right to exercise the options accelerates as follows: (a) if the optionee is not offered a comparable position with Shells, the option immediately becomes vested and exercisable in full or (b) if the optionee is offered a comparable position with Shells, the option immediately becomes vested and exercisable with respect to one-half of the shares of common stock for which this option is not vested and exercisable and if the optionee accepts such comparable position with Shells through the first anniversary of the change in control, the option, to the extent not already vested and exercisable, will become vested and exercisable in full on such first anniversary (or earlier) date. Notwithstanding the foregoing, with respect to the stock option award to Marc Bernstein, following a change in control the determination of whether vesting of the option shall be accelerated shall be made by a majority of the members of the Board of Directors who were also serving on the Board of Directors immediately prior to the change in control, or if none, by a majority of such persons who served as members of the Board of Directors prior to the change in control, provided, that, if immediately prior to the change in control the option is or becomes fully vested, unless the Board of Directors determines otherwise the option will terminate upon the change in control to the extent that in conjunction with the change in control it is not exercised, cashed out or converted into an economically equivalent option for shares of stock of the acquiring or successor company (or a parent company). As described above, in the event that, within six months of a change in control of Shells, the executive is terminated without cause or terminates his employment with us due to (a) a significant diminution in his job responsibilities or title or (b) the executive being required to relocate outside of the Tampa, Florida market, then provided that the executive executes a general release of all claims against us and abides by the covenants relating to non-competition, non-solicitation and confidentiality, all the executive’s unvested stock options will vest immediately. Under the 1995 Plan and the 1996 Plan, the Board of Directors has discretion relative to accelerating the vesting of options if a change of control occurs.

Non-Competition; Non-Solicitation; Confidentiality

The Bernstein Agreement and the Executive Severance Agreements contain covenants regarding non-competition and non-solicitation, which each named executive officer is required to abide by to receive severance payments. The termination of the Bernstein Agreement or any of the Executive Severance Agreements will not affect the enforceability of these covenants. Each named executive officer has agreed that during his employment with Shells (in case of Mr. Bernstein, which is deemed to include any period in which he is paid severance) and for 24 months immediately following the employment term, he will not (a) compete with Shells or any of its affiliates in the seafood segment of the restaurant business or become associated with a business enterprise which competes with Shells or its affiliates, provided that if Shells terminates Mr. Bernstein’s or Mr. Nelson’s employment without cause, he will not be subject to such covenant; (b) divert business from Shells or its affiliates or solicit, accept or procure business from, divert the business of, or attempt to convert to other methods of using the same or similar services or products as provided by Shells, any customer of Shells; (c) interfere with Shells’ or its affiliates’ customer and vendor/supplier relationship or (d) solicit for employment, employ or otherwise engage the services of, any employee or agent of Shells or its affiliates. The non-competition provision for the Executive Severance Agreements only applies to the State of Florida and any geographical area in which Shells then has a market presence. The named executive officers agrees that he will not, directly or indirectly, use or intentionally disclose or permit to be known to anyone outside of Shells any confidential matters of Shells, except with our prior written consent or as required by court order or law, or when reasonably necessary during the executive’s employment by Shells for the executive to perform his job duties. Each named executive officer is required to abide by such confidentiality provisions to receive severance payments.

Director Compensation

For the 2007 fiscal year, we paid our non-employee directors fees as follows:

DESCRIPTION	DIRECTOR'S FEE
Annual retainer paid in quarterly installments (1)	$10,000
Additional annual fee paid to Audit Committee Chair (paid in quarterly installments)	$10,000

Annual stock option grant (# of shares)	20,000
Additional annual stock option grant awarded to Audit Committee Chair (# of shares)	30,000

(1)
During 2005, we adopted a policy of compensating our non-employee directors $2,500 per quarter, with the exception of the Chair of the Audit Committee who is compensated $5,000 per quarter. During 2007, we discontinued monetary compensation for all non-employee directors except for Messrs. Illick and Golding after the second quarter of 2007. All directors earned fees for the first and second quarters of 2007. We continue to reimburse directors for reasonable expenses incurred in connection with attendance at Board and Board committee meetings.

Each non-employee director receives an option to purchase 20,000 shares of our common stock each year upon their election or re-election to the Board of Directors. In addition, the Chair of the Audit Committee is receives an option to purchase 30,000 shares of our common stock each year upon his or her election or re-election. Options granted to non-employee directors vest monthly over the twelve-month period from the date of grant.

The following table summarizes fees earned or paid in cash and stock options to non-employee directors for the year ended December 30, 2007:

NAME	FEES EARNED OR PAID IN CASH(1)	OPTION AWARDS (in $’s)(2)(3)	TOTAL
Philip R. Chapman	$5,000	$2,997	$7,997
Michael R. Golding	10,000	2,997	12,997
Gary L. Herman	5,000	2,997	7,997
Christopher D. Illick	20,000	9,840	29,840
Jay A. Wolf	5,000	2,997	7,997

(1)
Represents the annual retainer of $10,000, paid quarterly, along with the fee for the chairman of the Audit Committee. This fee was discontinued for Messrs. Chapman, Herman and Wolf following the second quarter of 2007.

(2)
Option awards consist of compensation cost recognized in our financial statements with respect to awards granted in previous fiscal years and the subject fiscal year. Option awards are expensed on a straight-line basis over the vesting period of the award. The option awards are valued at fair value using the Black-Scholes option pricing model. Effective January 1, 2006, we adopted the fair value based method of accounting for stock-based employee compensation as required by SFAS No. 123R, “Share-Based Payment.”  The fair value based method requires us to expense all stock-based employee compensation.  See Note 1 and Note 14 to our audited financial statements for the 2007 fiscal year, contained in Part I Item 8 “Financial Statements”, to our Annual Report on Form 10-K for the year ended December 30, 2007, for the methodology used and assumptions made in the valuation of our options.

(3)
We granted options to purchase an aggregate of 160,000 shares of our common stock to non-employee directors in 2007. Options to purchase an aggregate of 638,000 shares of our common stock were outstanding at the fiscal year end to non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information set forth below briefly describes certain transactions between us and certain parties who or which may be deemed to be affiliated with us.

The May 2005 Financing Transaction

In May 2005, we completed a financing of $6.9 million through the private placement of securities to certain accredited investors, which included Trinad Capital, L.P., Bruce Galloway and Frederick R. Adler who are each security holders who beneficially own more than five percent of our common stock. Under the terms of the transaction, we issued 461,954 units, with each unit consisting of (i) one share of our Series B Preferred Stock, initially convertible into twenty shares of our common stock, and (ii) a warrant to purchase ten shares of our common stock at an exercise price of $1.30 per share. The purchase price was $15.00 per unit. In addition, we issued a warrant to purchase 37,651 units (consisting of 37,651 shares of our Series B Preferred Stock and warrants to purchase 376,510 shares of our common stock) at a purchase price of $15.00 per unit to the placement agent of our May 2005 financing. We realized net proceeds of approximately $5.8 million from the May 2005 financing. Of the total proceeds from our securities issued, $1,282,000 represented cancellation or conversion of related party debt and $348,000 represented the conversion of our existing convertible debentures, all of which converted into the securities issued in the transaction. We used a portion of the net proceeds from the May 2005 financing to retire the remaining $2,232,000 of loans and accrued interest from debenture holders from a debt financing completed in December 2004, as well as $8,000 of related party accrued interest. Additionally, in conjunction with the May 2005 financing, $500,000 principal amount of related party debt was used to exercise warrants to purchase 1,000,000 shares of our common stock.

Revolving Line of Credit

In March 2005, Trinad Capital, L.P. (“Trinad”), Bruce Galloway and Frederick R. Adler provided us with a $1.6 million revolving line of credit, which was to mature on the earlier of July 31, 2006 or the closing of an aggregate amount of financing providing us not less than $1.6 million of net proceeds. Trinad Master Fund, Ltd., an affiliate of Trinad, Mr. Galloway and Mr. Adler are each security holders who beneficially own more than five percent of our common stock. Amounts drawn under the line of credit bear interest at the rate of 15% per annum, payable 8% monthly in arrears and 7% deferred until the maturity date. These investors received a fee of $80,000, in the aggregate, for extending the credit line to us, paid to each investor pro rata in accordance with each investor’s percentage interest (50% for Adler, 30% for Trinad and 20% for Galloway).

In conjunction with the May 2005 Financing, these investors agreed to extend the maturity date under the line of credit to May 23, 2007 for no additional consideration. As of December 31, 2006, we have drawn $1,440,000 of the $1,600,000 line of credit availability, to assist in the financing of two restaurant acquisitions in the fourth quarter of 2005 and to fund remaining remodeling costs and working capital requirements. During 2006, we paid an aggregate of $98,561 in interest payments to these investors. In addition, as of December 31, 2006, we owed $87,453 in deferred interest on the outstanding debt. We did not repay any of the principal amount during the 2007 fiscal year.

On March 30, 2007, the maturity date under the line of credit was further extended to May 23, 2008, and the total amount of the credit line was reduced to $1,440,000. The extension fee, payable in shares of our common stock, equaled 7% of the $1,440,000 borrowed. On the extension date, our price per share of common stock was $0.45, resulting in an extension fee of 224,000 shares of our common stock, with a transaction cost of $100,800 to be amortized over the extension period. Our Audit Committee approved the terms of this extension upon receipt of a fairness opinion conducted by a third party valuation expert at the request of the Audit Committee.

Review, Approval or Ratification of Transactions with Related Persons

In connection with the review and approval or ratification of a related party transaction, each member of our management must disclose to our executive officers and/or the Audit Committee, as applicable, the material terms of the related party transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related party’s direct or indirect interest in, or relationship to, the related party transaction. The Audit Committee, in accordance with its charter, reviews and approves all related party transactions. The Audit Committee must advise the Board of the related party transaction and any requirement for disclosure in our applicable filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and related rules, and, to the extent required to be disclosed, management must ensure that the related party transaction is disclosed in accordance with such acts and related rules.

AUDIT COMMITTEE REPORT

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Shells specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal control. On behalf of the Board, the Audit Committee, among other things, reviews and monitors the financial reporting process, the systems of internal control, the audit process, the independence and performance of our independent registered public accounting firm and the process for monitoring compliance with laws and regulations. The members of the Audit Committee are Dr. Michael R. Golding and Mr. Illick. On May 17, 2000, the Company adopted a written charter for the Audit Committee. The charter was amended on December 22, 2006 and on September 6, 2007.

During 2007, the Audit Committee reviewed Shells’ financial statements and related SEC filings with management and the Board of Directors and discussed with Kirkland, Russ, Murphy & Tapp, P.A. (“Kirkland Russ”), Shells’ independent registered public accounting firm for fiscal 2007, the matters required to be discussed by Statement of Auditing Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from Kirkland Russ the written disclosures of it’s independence with respect to the Company within the meaning of the federal securities laws and the rules and regulations thereunder, including the independence rules adopted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002, Rules of the Public Company Accounting Oversight Board and independence standards Rule 101 of the American Institute of Certified Public Accountants’ Code of Professional Conduct and Standards Nos. 1, 2 and 3 of the Independence Standards Board, and discussed with Kirkland Russ its independence. The Audit Committee has reviewed the audit fees of Kirkland Russ and any non-audit services and fees, to assure compliance with Shells’ and the Audit Committee’s policies restricting the independent registered public accountants from performing services that might impair their independence.

After reviewing and discussing the financial statements, and in reliance upon the matters reviewed and discussed with Kirkland Russ above, and without other independent verification, the Audit Committee recommended that the audited consolidated financial statements of Shells be included in Shells’ Annual Report on Form 10-K for fiscal 2007.

Audit Committee,
Christopher D. Illick, Chairman
Michael R. Golding

RELATIONSHIP WITH OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Who is our Independent Registered Public Accounting Firm?

The firm of Kirkland, Russ, Murphy & Tapp, P.A. audited and issued a report on our financial statements for fiscal 2007 and has been selected by the Audit Committee to issue a report on our financial statements for the fiscal year ended December 30, 2007. A representative of Kirkland, Russ, Murphy & Tapp, P.A. is expected to be present at the Annual Meeting or available telephonically to respond to appropriate questions from stockholders, and will have an opportunity to make a statement if he or she desires to do so.

What were our audit fees for fiscal 2007 and 2006?

	FISCAL YEAR
CATEGORY	2007	2006
Audit Fees	$112,000	$93,800
Audit-Related Fees	-	-
Tax Fees	19,000	16,000
All Other Fees	-	2,425
Total Fees	$131,000	$112,225

“All Other Fees” in fiscal 2006 consists of $1,450 relating to fees incurred in connection with management’s preparation for the assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 and $975 relating to tax planning. The Audit Committee of the Board of Directors has determined that the performance and services related to “Tax Fees” and “All Other Fees” is compatible with maintaining the independence of Kirkland Russ.

We have a policy that discourages the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless: (a) the approvals of the Chair of the Audit Committee and the Chief Financial Officer are obtained prior to the retention; and (b) the retention will not affect the status of the auditors as “independent accountants” under applicable rules of the SEC and the Independence Standards Board.

The details regarding any engagement of the independent registered public accounting firm for non-audit services are provided promptly to the full Audit Committee. During fiscal 2007 and 2006, all of the services provided by Kirkland, Russ, Murphy & Tapp, P.A. for the services described above under “Audit-Related Fees”, “Tax Fees” and “All Other Fees” were pre-approved using the above procedures.

OTHER MATTERS

When are stockholders’ proposals for the 2009 Annual Meeting due?

We anticipate that the 2009 Annual Meeting of Stockholders will be held in our second financial quarter. To be considered for inclusion in the proxy statement for the 2009 Annual Meeting, each stockholder proposal must be received by us no later than February 1, 2009. However, in the event the 2009 Annual Meeting of Stockholders is to be held at a later date, then stockholder proposals will be accepted until a reasonable time before the date we begin to print and distribute the proxy materials.

We know of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt submission of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please vote by signing the proxy card and returning it in the enclosed envelope, or, if available, by Internet or telephone.

By Order of the Board of Directors Warren R. Nelson Secretary

Dated: April 28, 2008

ANNEX A

SHELLS SEAFOOD RESTAURANTS, INC.STOCK OPTION AGREEMENT

AGREEMENT, made as of the 1st day of April, 2008, by and between SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation (the “Company”), and MARC BERNSTEIN (the “Executive”).

1. Grant of Option. Subject to the provisions of this Agreement, the Company hereby grants to the Executive an option (the “Option”) to purchase 3,530,692 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), at a purchase price per share of $0.15 (being equal to the closing price per share, as determined by the Company’s board of directors (the “Board”) on the date hereof).

2. Term of Option. The term of this Option shall be for a period of seven years from the date hereof, subject to earlier termination as provided herein. Notwithstanding the foregoing, this Option will terminate on the date of the 2008 annual meeting of the Company’s stockholders if the Option is not approved by the Company’s stockholders at such annual meeting.

3. Vesting of Option.

(a) Vesting Schedule. The Option shall become vested in 36 equal monthly increments beginning April 30, 2008, provided, however, that vesting in any increment shall be subject to the Executive’s continuous employment or other service with the Company or any of its subsidiaries (collectively, the “Company Group”) through the applicable vesting date.

(b) Accelerated Vesting upon a Change in Control. Notwithstanding the provisions of Section 3(a) above, if there is a “Change in Control” (as defined in Section 3(c) below) and if, within six months of the Change in Control, the Executive (i) is terminated without “Cause” (as defined in Section 3(c) below), or (ii) terminates his employment with the Company due to (A) a significant diminution in the Executive’s job responsibilities or title or compensation, or (B) the Executive’s being required to relocate outside of the Tampa, Florida market (which shall mean to a location which is more than 50 miles outside of the city borders of Tampa), then, provided the Executive executes a general release of all claims against the Company, its officers, directors and affiliates and abides by the provisions of Sections 7 and 8(a) (iii) and (iv) of the employment agreement date as of April 1, 2008 between the Executive and the Company (the “Employment Agreement”), then all the Executive’s unvested stock options will vest and be exercisable upon the date of the Change in Control or, if later, the date of the termination of the Executive’s employment. Following a Change in Control, the determination of whether vesting of the Option shall be accelerated pursuant to this Section 3(b) shall be made by a majority of the members of the board of directors of the Company (or the successor or acquiring company) who were also serving on the Board prior to the Change in Control, or if none, by a majority of such persons who served as members of the Board immediately prior to the Change in Control. If, immediately prior to a Change in Control, the Option is or becomes fully vested, then, unless the Board determines otherwise, the Option will terminate upon the Change in Control to the extent that, in conjunction with the Change in Control, it is not exercised, cashed out or converted into an economically equivalent option for shares of stock of the acquiring or successor company (or a parent company).

(c) Certain Definitions.

(i) Change in Control. For the purposes hereof, a “Change in Control” shall be deemed to have occurred if (A) there shall be consummated (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock, would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have not less than 50.1% of the ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (B) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (C) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who, at the time of the execution of this Agreement, does not own 5% or more of the Company’s outstanding Common Stock, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of the outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (D) during any period of two consecutive years commencing on the date hereof, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of a majority of the new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(ii) Cause. For the purposes hereof, the term “Cause” shall have the meaning ascribed to such term (or to words of like import) in a written employment agreement between the Executive and the Company or, if there is no such employment agreement, such term shall mean: (A) the Executive's refusal to perform, or continual neglect of, his duties or obligations of his employment, in any such instance which is materially and demonstrably injurious to the Company and which neglect or failure to act is not remedied within thirty (30) days after written notice thereof to the Executive by the Company; (B) the Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or any of its subsidiaries or which constitutes a felony in the jurisdiction involved, (C) the Executive's performance of any act or his failure to act, for which if Executive were prosecuted and convicted, would constitute a crime or offense involving money or property of the Company or any of its subsidiaries, or which would constitute a felony in the jurisdiction involved; (D) any attempt by the Executive to secure improperly any personal profit in connection with the business of the Company or any of its subsidiaries, which individually or in the aggregate is materially and demonstrably injurious to the Company and which, to the extent such material and demonstrable injury is capable of being cured, is not remedied within thirty (30) days after written notice thereof to the Executive by the Company; (E) any breach by the Executive of any of the material obligations or duties of his employment or of any non-competition or other restrictive covenants to which the Executive is subject, in any such instance which is materially and demonstrably injurious to the Company and which breach is not remedied within thirty (30) days after written notice thereof to the Executive by the Company.

4. Termination of Employment or other Service; Demotion.

(a) Termination by Reason of Death or Disability. If the Executive’s employment or other service with the Company Group is terminated due to his death or “Disability” (as defined below), then: (i) that portion of this Option that is exercisable on the date of termination shall remain exercisable by the Executive (or, in the event of his death, the Executive’s beneficiary) during the one year period following the date of termination but in no event after expiration of the stated term hereof and, to the extent not exercised during such period, shall thereupon terminate; provided, however, that, in the event of a termination due to Disability, if the Executive dies during such one-year period, then the Executive’s beneficiary may exercise the Option, to the extent exercisable by the Executive immediately prior to his death, for a period of one year following the date of his death but in no event after expiration of the stated term hereof, and (ii) that portion of the Option that is not exercisable on the date of termination shall thereupon terminate.

(b) Termination for Cause. If the Executive’s employment or other service is terminated by the Company Group for Cause (as defined in Section 3(c) above), then the Option (whether or not then exercisable) shall immediately terminate and cease to be exercisable.

(c) Other Termination. If the Executive’s employment or other service with the Company Group terminates for any other reason (other than those described in Section 4(a) or 4(b) above) or no reason, then: (1) that portion of the Option that is exercisable on the date of termination shall remain exercisable by the Executive during the ninety (90) day period following the date of termination but in no event after expiration of the stated term hereof and, to the extent not exercised during such period, shall thereupon terminate, and (2) that portion of the Option that is not exercisable on the date of termination shall thereupon terminate.

5. Method of Exercise. If and to the extent the Option is vested and exercisable, it may be exercised in whole or in part by delivering to the Secretary of the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any tax withholding obligations with respect to the exercise (unless other arrangements, acceptable to the Company, are made for the satisfaction of such withholding obligation). The exercise price shall be payable in cash, bank or certified check or such other methods permitted by the Company from time to time, including, without limitation, pursuant to a cashless exercise procedure approved by the Company. The Company may (in its sole discretion) permit all or part of the exercise price to be paid with shares of Common Stock which, if acquired through the Company, have been owned by the Executive for at least six (6) months (free and clear of any liens or encumbrances).

6. Rights as a Stockholder. No shares of Common Stock shall be issued hereunder until full payment for such shares has been made and any other exercise conditions have been fully satisfied. The Executive shall have no rights as a stockholder with respect to any shares covered by this Option until the date such shares are reflected as having been issued to the Executive on the Company’s records. No adjustment shall be made for dividends or distributions or the granting of other rights for which the record date is prior to the date such shares are issued.

7. Nontransferability. The Option is not assignable or transferable other than to a beneficiary designated to receive the Option upon the Executive’s death in a manner acceptable to the Company or by will or the laws of descent and distribution, and this Option shall be exercisable during the lifetime of the Executive only by the Executive (or, in the event of the Executive’s incapacity, the Executive’s legal representative or guardian). Any attempt by the Executive or any other person claiming against, through or under the Executive to cause this Option or any part of it to be transferred or assigned in any manner and for any purpose shall be null and void and without effect upon the Company, the Executive and any other person.

8. Adjustments Upon Changes in Capitalization. Upon any increase, reduction, or change or exchange of the Company’s Common Stock for a different number or kind of shares or other securities, cash or property by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise, or any other corporate action, such as declaration of a special dividend, that affects the capitalization of the Company (a “Change in Capitalization”), an equitable substitution or adjustment may be made in the kind, number and/or exercise price of the shares subject to the Option, as may be determined by the Board, in its sole discretion. Such other equitable substitutions or adjustments shall be made as may be determined by the Board in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Board may provide, in its sole discretion, for the cancellation of the Option (a) in exchange for payment in cash or other property with a fair market value (based upon the transaction value) of the shares of Common Stock covered by the Option (whether or not otherwise vested or exercisable), reduced by the exercise price thereof, or (b) for no consideration, in the case (and to the extent) of the portion of the Option, if any, which is not otherwise then vested or exercisable. In the event of any adjustment in the number of shares covered by the Option pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded. All adjustments under this Section 8 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

9. No Employment or Other Service Rights. Nothing contained in this Agreement shall confer upon the Executive any right with respect to the continuation of the Executive’s employment or other service with the Company or any of its subsidiaries, affiliates or associated entities, or interfere in any way with the right of the Company or any subsidiary, affiliate or associated entity at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the Executive’s employment or other service with the Company and its subsidiaries, affiliates and associated entities.

10. Compliance with Law. Shares of Common Stock shall not be issued pursuant to the exercise of this Option unless such exercise and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Committee may require each person acquiring shares of Common Stock to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. All certificates for shares of Common Stock delivered hereunder shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

11. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws. This Agreement is made and the Option granted hereunder is awarded pursuant to and in satisfaction of the Company’s obligation under Section 3(3) of the Employment Agreement and, except to that limited extent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may be amended by the Company, provided, however, that any such amendment that would diminish the Executive’s rights hereunder may not be made without the written consent of the Executive.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

SHELLS SEAFOOD RESTAURANTS, INC.

By:	/s/ Warren R. Nelson
Warren R. Nelson, President & CFO

/s/ Marc Bernstein
Marc Bernstein

A COPY OF OUR ANNUAL REPORT ON FORM 10-K

WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER

REQUESTING IT IN WRITING FROM:

SHELLS SEAFOOD RESTAURANTS, INC.
16313 N. DALE MABRY HIGHWAY, SUITE 100
TAMPA, FLORIDA 33618
ATTENTION: SECRETARY

OR

VISIT OUR WEBSITE AT

WWW. SHELLSSEAFOOD.COM

TO ACCESS AND PRINT

A COPY OF OUR ANNUAL REPORT ON FORM 10-K

GO TO MENU OPTION “INVESTOR RELATIONS”

AND LOOK FOR “EDGAR” FILINGS

6718 Shells CST_00 4/23/08 8:41 PM Page 1

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PROXY

Please mark your votes like this **X**

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTORS UNDER PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2.

Proposal No. 1—Election of Directors—Nominees are:	FOR all listed nominees	WITHHOLD AUTHORITY
PHILIP R. CHAPMAN, MARC BERNSTEIN, MICHAEL R. GOLDING, GARY L. HERMAN, CHRISTOPHER D. ILLICK AND JAY A. WOLF.	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

Label Area 4" x 1 1/2"

Proposal	FOR	AGAINST	ABSTAIN
Proposal No. 2—Approval of a Stock Option Award for 3,530,692 shares of our common stock made to Marc Bernstein.	☐	☐	☐

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED, PREPAID ENVELOPE.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ **Signature** ______________________ **Date** ____________, **2008.**

IMPORTANT: Please sign exactly as name appears above. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signer is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

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PROXY

SHELLS SEAFOOD RESTAURANTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2008

Marc Bernstein and Warren R. Nelson, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of stock of Shells Seafood Restaurants, Inc. held of record by the undersigned on April 14, 2008, at the Annual Meeting of Stockholders to be held at 10:00 a.m., June 4, 2008, at the offices of Fulbright and Jaworski L.L.P., located at 666 Fifth Avenue, New York, New York 10103, and at any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.

(Continued, and to be marked, dated and signed, on the other side)